4.05 Personal Trading

Banc One Investment Advisors Corporation / Compliance Manual

General Principles

It is the policy of Banc One Investment Advisors Corporation ("Investment Advisors") that all employees must (1) at all times place the interest of the accounts which are managed by Investment Advisors first; (2) conduct all personal securities transactions in a manner that is consistent with the Personal Trading Policy of Investment Advisors and the individual employee's position of trust and responsibility; and (3) adhere to the fundamental standard that Investment Advisors employees must not take inappropriate advantage of their position.

Trading while in possession of material, non-public information, which may or may not be obtained through Investment Advisors analyst's research function is prohibited. The disclosure of any such material, non-public information to any person is also prohibited.

Governing Standards

This Personal Trading Policy is designed to comply with Rule 17j-
1 of the Investment Company Act of 1940, Rule 204-2(a)(12) of the
Investment Advisers Act of 1940 and the Investment Company
Institute's ("ICI") Guidelines on Personal Investing issued in
1994.

This Personal Trading Policy, unless otherwise specifically stated, shall apply to all employees of Investment Advisors. This policy will also apply to members of the Board of Directors of Investment Advisors.

Restrictions on Personal Trading Activities

1. Initial Public Offerings

All employees of Investment Advisors are prohibited from acquiring any security in an initial public offering. There are three (3) exceptions. They are: 1) mutual savings bank conversions where an employee maintains an account with the converting savings bank; 2) insurance company offering where an employee is a policy holder of the insurance company; and, 3) an offering that is made to an employee's spouse by the spouse's employer. In all cases, the employee must provide documentation of the offering.

2. Private Placements

All employees must, when purchasing securities in a private placement:

a. obtain the prior written approval of Investment Advisors
Corporate Legal Counsel, and

b. disclose the investment, in writing, when they are involved in any subsequent decision to invest in the issuer on behalf of an account (i.e. mutual fund, clones, common/collective funds, personal trust and institutional accounts) which they manage and refer the decision to purchase securities of the issuer for the account to the Senior Managing Director of Equity Securities or Senior Managing Director of Fixed Income Securities. A copy of the written disclosure must be provided to the appropriate Senior Managing Director listed above in order for the appropriate Senior Managing Director to make a decision on the purchase of the securities.

3. Blackout Periods

a. Same Day

All employees, other than employees in the following divisions of Alternative Assets: Farm and Ranch, Minerals, Oil and Gas, and Real Estate, are prohibited from executing a securities transaction (buy or sell) on a day when a mutual fund, investment trust portfolio or clone account of the mutual fund (i.e. institutional clones or common/collective trust funds) has a pending "buy or sell" order in the same (or equivalent) security until that mutual fund, investment trust portfolio or clone account order is executed or withdrawn. An exception will be granted for trades pending ONLY in one of the following funds:
Equity Index, Market Expansion Index or International Equity Index. Any personal trades executed within the proscribed blackout periods will be considered a violation of the Policy and subject to the sanctions contained within the Penalty Section of the Policy.

b. Seven Day

All mutual fund team members including portfolio managers, research analysts and traders, are prohibited from buying or selling a security within at least seven (7) calendar days before and after the mutual fund, investment trust portfolio or clone fund (i.e. institutional clones or common/collective trust funds) their team manages trades in the same (or equivalent) security. Any personal trades executed by any employee listed above, within the proscribed blackout period, will be considered a violation of the Policy and subject to the sanctions contained within the Penalty Section of the Policy. Please see the Disclosure and Reporting Requirements section of this Policy for information regarding pre-clearance and post-clearance of personal securities transactions.

4. Ban on Short-Term Trading Profits

All employees, other than employees in the following divisions of Alternative Assets: Farm and Ranch, Minerals, Oil and Gas, and Real Estate, are prohibited from profiting in the purchase and sale, or the sale and purchase of the same (or equivalent) securities within sixty (60) calendar days. Any personal trades executed within the banned period will be considered a violation of the Policy and subject to the sanctions contained within the Penalty Section of the Policy. This prohibition does not apply to: 1.) Transactions in exempted securities (i.e., U.S. governments, registered investment companies, ONE); 2.) incentive compensation stock option transactions; 3.) transactions which do not result in a gain.

5. Gifts

All employees must follow the guidelines of the Bank One
Corporation Code of Ethics, which is incorporated into Investment
Advisors Compliance Policy No. 4.01, Conflicts of Interest &
Business Ethics, when receiving any gift or other thing of value.

6. Service as a Director

All employees must follow the guidelines of the Bank One
Corporation Code of Ethics, which is incorporated into Investment
Advisors Compliance Policy No. 4.01, Conflicts of Interest &
Business Ethics, regarding their ability to serve as a corporate director.

7. Internal Research Reports

Trading in an employee account, other than employees in the following divisions of Alternative Assets: Farm and Ranch, Minerals, Oil and Gas, and Real Estate, is prohibited for 48 hours (two (2) trading days) before and after a research report regarding a particular security is distributed. Trading of a security in an employee account is also not permitted for 48 hours (2 trading days) before and after the addition or deletion of the security to or from an Approved List or Model Portfolio. No employee is permitted to trade securities in a manner contrary to recommendations by Investment Advisors without written permission from a Compliance Officer.

8. Bank One Securities

The Bank One Corporation Insider Trading Policy (which is a part of Investment Advisors Insider Trading Policy) states:

As an officer or employee of a Bank One Corporation affiliate, you are prohibited from trading in Bank One securities at any time that you are in possession of inside information. Additionally, you are strongly advised to limit your trading in Bank One securities to the "window period" commencing 48 hours after Bank One's release of its quarterly financial results and ending fifteen (15) days prior to the quarter end. During such "window period" the investing public presumably is in possession of all material financial information about Bank One.

However, if you have inside information relative to Bank One, you may not trade even during the "window period." Reporting Persons (as defined in the Bank One Corporation Insider Trading Policy) may not be able to trade in Bank One securities during a "window period" even when they are not in possession of inside information.

ALL employees of a Bank One Corporation affiliate, are prohibited from selling Bank One stock which they do not own ("selling short") and purchasing or selling options on shares of Bank One stock (except for the exercise of stock options granted under a Bank One stock option or similar Bank One plan). This prohibition also applies to a Bank One announced acquisition target, a Bank One supplier or candidate for entering into a joint venture or other significant business relationship with Bank One.

9. Investment Clubs

All employees of Investment Advisors are prohibited from participating in an investment club.

Disclosure and Reporting Requirements

1. Preclearance

All employees, other than employees in the following divisions of Alternative Assets: Farm and Ranch, Minerals, Oil and Gas, and Real Estate, are required to preclear all securities transactions (both buys and sells) in which the employee has, or by reason of the transaction acquires, any direct or indirect beneficial ownership, with the Senior Managing Director of Equity Securities, or in their absence the Manager of the Equity Trading Desk or some other designee, for all transactions in equity securities and the Senior Managing Director of Fixed Income Securities, or in their absence the Director of Fixed Income Research or the Manager of the Fixed Income Taxable Bond Team or Tax-Exempt Bond Team for all transactions in fixed income securities. Those individuals listed above must receive preclearance from the Chief Compliance Officer.

Preclearance is good only for the business day on which it is granted and for the following business day. For example, if you received clearance to trade a security on Monday, you must trade that security on Monday or Tuesday. If you decide you do not want to place the trade on Monday or Tuesday and want to place the trade on Wednesday instead, you must obtain new preclearance for Wednesday. Trades placed on the second business day of the preclearance window must be executed during trading hours. You must obtain a separate preclearance for each buy and sell transaction.

The employee may receive preclearance orally from one of the above-referenced individuals which must then be followed up in writing by the individual granting preclearance within 24 hours after clearance is granted. A copy of the preclearance approval must be sent to the employee as well as to the Chief Compliance Officer. Any trade for which a preclearance approval in writing is not received may be considered a violation of this Personal Trading Policy.


It is not necessary to receive preclearance for the following exempt securities: (1) securities which are direct obligations of the United States Government, its agencies or instrumentalities;
(2) shares of registered investment companies; and, (3) Bank One Corporation stock (ONE).

Beneficial ownership of a security is determined in the following manner: an employee should consider themselves the beneficial owner of securities held by their spouse, their minor children, another person who shares their home or other persons if by reason of any contact, understanding, relationship agreement or other arrangement they obtain from such ownership. The employee should also consider themselves the beneficial owner of securities if they can invest or revest title in themselves now or in the future.

Both the Investment Company Act of 1940 and the Investment Advisers Act of 1940 define securities as: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security, (including a certificate of deposit) or on any group or index of securities including any interest therein (or based on the value thereof) or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

Registered Investment Company is defined as: open-end mutual funds, closed-end mutual funds, Unit Investment Trusts (UITs), and exchanges traded funds such as QQQ, Diamonds, Spiders, etc.

Any questions regarding the definition of securities or registered investment companies should be directed to the Compliance Department.


2. Post-clearance

In addition to pre-clearance, all mutual fund team members, including portfolio managers, research analysts and traders, are required to post-clear all personal securities transactions (both buys and sells) on the 8th calendar day following the date of the trade. Failure to post-clear a trade will be considered a breach of the Policy and subject to the sanctions contained within the Penalty section of the Policy.

If a trade (buy or sell) has been executed in a mutual fund, investment trust portfolio or clone account which the employee's team manages within the 7 (seven) calendar days following the date of the employee's trade, the following action must be taken by the employee:

A)  If the trade is part of a program trade (Program Trade):

If the employee is designated as "Level 2", the employee must reverse the non-qualifying trade, after obtaining the necessary preclearance, and disgorge any profit, to a charity of their choice, within 10 (ten) business days of notification. The employee must provide a copy of the letter to the charity and the check made payable to the charity for the amount of the disgorgement to the Compliance Department. In addition, the employee must provide a copy of the canceled check once it is available. After the third non-qualifying trade, the employee will be restricted to trading in exempt securities as defined in the "Preclearance" section of the Policy for a period of 6 (six) months. If an employee is restricted from trading 3 (three) times, the employee will then be restricted to only trading in exempt securities for the remainder of their tenure at Investment Advisors.

If the employee is designated as "Level 3", the employee must reverse the non-qualifying trade, after obtaining the necessary preclearance, and pay a penalty of 25% of the market value of the original transaction within 10 business days of notification.
The penalty shall be paid to a charity that the employee chooses. The employee must provide a copy of a letter and check made payable to the charity for the amount of the penalty to the Compliance Department. In addition, the employee must provide a copy of the canceled check once it is available. After the second non-qualifying trade, the employee will be restricted to trading in exempt securities as defined in the "Preclearance" section of the Policy for a period of 6 (six) months. If an employee is restricted from trading 2 (two) times, the employee will then be restricted to only trading in exempt securities for the remainder of their tenure at Investment Advisors.

B. If the trade is not a Program Trade (Non-Program Trade), this will be considered a violation of the Policy and subject to the sanctions contained within the Penalty section of the Policy.

Definitions

Program Trade is defined as: (i) cash being added to an account which causes securities to be bought in a manner that maintains the accounts existing allocation or (ii) cash being withdrawn from an account which causes securities to be sold in a manner that maintains the account's current securities allocation.

Non-Program Trade is defined, as any trade that is not a Program
Trade as defined above.

"Level 2" designation is an employee of Investment Advisors who is a member of a mutual fund team but does not authorize trades.

"Level 3" designation is an employee of Investment Advisors who is a member of a mutual fund team and who does authorize trades.

Authorize Trades is defined as a person who has authority to place the trade and is responsible for its generation.

The designation of Level 2 and Level 3 employees is the responsibility of the Senior Managing Director of Equity Securities and the Senior Managing Director of Fixed Income Securities. The initial reporting of these designations must be made to the Preclearance Group and the Compliance Department upon the effective date of this policy. In addition, it will be their responsibility to notify the Compliance Department and the Preclearance Group of any changes in designations immediately upon their effectiveness. Failure to provide the Preclearance Group and the Compliance Department of any changes in Level designations may have adverse consequences on an employee's personal trading.

3. Records of Securities Transactions

All employees are required to direct, in writing with a copy to the Chief Compliance Officer, their brokers to provide the Chief Compliance Officer with duplicate copies of confirmations of all reportable personal securities transactions and copies of all statements for all securities accounts. Reportable transactions do not include (1) securities which are direct obligations of the United States Government, its agencies or instrumentalities; and,
(2) shares of registered investment companies.

4. Disclosure of Personal Holdings

All employees are required to disclose all personal securities holdings (including U.S. Government securities, registered investment companies and ONE), in writing to the Chief Compliance Officer upon commencement of employment and thereafter on an annual basis. Reports must be received within ten (10) calendar days of employment and within ten (10) calendar days of each year-end (i.e., January 10).

5. Certification of Compliance with the Personal Trading Policy

All employees are required to certify annually in writing to the Chief Compliance Officer that they have read and understand the Personal Trading Policy. Each employee must further certify that they have complied with the requirements of the Personal Trading Policy and that they have disclosed or reported all personal securities transactions required to be disclosed or reported.

Compliance Procedures

In order to provide information to determine with reasonable assurance whether all employees are observing the provisions of the Personal Trading Policy:

1. The Chief Compliance Officer shall notify each employee of the reporting requirements of the Personal Trading Policy and deliver a copy of the Policy to each employee.

2. Each employee and director to whom this policy applies must submit to the Chief Compliance Officer on an annual basis, an Annual Certification of Compliance with the Personal Trading
Policy as prescribed in the attached Exhibit A.

The annual certification must be filed with the Chief Compliance
Officer within ten (10) calendar days after year-end.

3. Each employee and director to whom this policy applies must submit to the Chief Compliance Officer upon commencement of employment and thereafter on an annual basis, reports in the form prescribed in the attached Exhibit B, Personal Securities Holdings. The annual report must be filed with the Chief Compliance Officer within ten (10) calendar days after year-end.

4. Each employee and director, to whom this policy applies, must submit to the Chief Compliance Officer on a quarterly basis, reports in the form prescribed in the attached Exhibit C, Personal Securities Transactions. The quarterly report must be filed with the Chief Compliance Officer within ten (10) calendar days after each quarter-end. If an employee is on an approved leave of absence (i.e.: military, maternity, etc.) over a quarter end, the Chief Compliance Officer may waive the requirement of quarterly reporting for the employee. Circumstances that will be considered in granting a reporting waiver include: past trading history, current brokerage arrangements and any other relevant factors.

5. The individual granting the preclearance must document decisions regarding the preclearance of all securities transactions in writing. The written preclearance authorization must document that the trade does not violate any terms of the Personal Trading Policy.

6. The Compliance Department will review all trades for violations of the ban on short-term trading profits.

7. All employees are required to direct, in writing with a copy to the Chief Compliance Officer, their brokers to provide the Chief Compliance Officer with duplicate copies of confirmations of all reportable personal securities transactions and copies of all statements for all securities accounts. The Compliance Department will verify on a quarterly basis that all statements for accounts reported are received.

8. The Personal Trading Violations Committee, made up of senior management of the firm, will review each alleged violation and determine whether or not a violation of the policy has occurred. The Committee may decide, if appropriate, to either impose additional sanctions for a policy violation or may choose not to impose any sanction for a policy violation. These determinations will be made by a unanimous vote of the Committee. All non-unanimous decisions of the Committee will be reviewed and decided by the Chief Operating Officer of Investment Advisors. Quarterly, the Chief Compliance Officer must report, to Senior Management of Investment Advisors, to Investment Advisors' Board of Directors and to the Trustees of One Group the results of each quarterly review of employee personal trading files, status of the quarterly report of securities transactions and the annual report of holdings, the result of the Committee meetings and any review of the Committee decisions and the outcome of that review.

9. The following sanctions will be imposed for violations of the
Policy:

(a) Personal Security Transaction Violations

Employees will be required to break or unwind the transaction (e.g. if the trade is a buy, the employee must sell the security or if the trade is a sell, the employee must buy back the security) and pay a penalty of 25% of the market value of the transaction. The penalty will be paid to a charity that the employee chooses. The employee must provide a copy of a letter and check made payable to the charity for the amount of the penalty to the Compliance Department. In addition, the employee must provide a copy of the canceled check once it is available.

This penalty will be imposed for failure to preclear a Transaction, failure to post-clear a Transaction if required, violations of the Same Day Blackout Period, violation of the Seven Day Blackout Period for Non-Program Trades, and violations of the Ban on Short-Term Trading Profits.

Non-investment employees of Investment Advisors will be granted one "grace trade" exception from the policy. A second violation will result in the sanctions being imposed.

This exception will not be granted to employees of Investment Advisors who are investment personnel (i.e., all employees, except for support staff, of any division of the Fixed Income Department or Equity Department, including the Portfolio Management Group (PMG). Any violation of this policy will result in the sanctions being imposed.

A third violation by any employee of Investment Advisors of
section 9(a) of this policy will result in termination.

(b) Failure to Provide Brokerage Statements for Reportable
Accounts

Each employee will be required to pay a $100.00 fine for every missing brokerage statement for a reportable account. Missing statements will be identified during quarterly reviews of all personal trading files. The fine will be paid to a charity chosen by the employee. The employee must provide to the Compliance Department a copy of a letter and check made payable to the charity for the amount of the penalty. In addition, the employee must provide a copy of the cancelled check once it is available. This fine may be waived, at the discretion of the Chief Compliance Officer, if its is determined that the employee was not responsible for non-receipt of account statement(s).

(c) Failure to Disclose a Reportable Brokerage Account Opened
During the Calendar Year

Any employee who opens a new brokerage account and fails to report the new brokerage account on Exhibit C at the end of the quarter in which the account was opened will be required to pay a $100.00 fine. The fine will be paid to a charity chosen by the employee. The employee must provide to the Compliance Department a copy of a letter and check made payable to the charity for the amount of the penalty. In addition, the employee must provide a copy of the cancelled check once it is available.

(d) Failure to Disclose a Reportable Brokerage Account

Any employee who fails to disclose a reportable brokerage account either on the Brokerage Account Information Form (at the time of employment or at the time of the annual renewal) or on Exhibit C (quarterly), will be required to pay a $100.00 fine for the first identified account which was not reported. The fine will be paid to a charity chosen by the employee. The employee must provide to the Compliance Department a copy of a letter and check made payable to the charity for the amount of the penalty, In addition, the employee must provide a copy of the cancelled check once it is available.

Any subsequent violations of this section of the policy could, at the discretion of Senior Management, result in termination.

10. The Personal Securities Policy, a copy of each Personal Securities Holding Report and Personal Securities Transactions Report, any written report prepared by the Chief Compliance Officer and lists of all persons required to make reports will be preserved by the Chief Compliance Officer for the period required by the Investment Company Act of 1940 and The Investment Advisers Act of 1940.

11. This section addresses the requirements for married couples who are both employees of BOIA.

A. Commencement of Employment & Initial Reporting

Upon commencement of employment with BOIA, all employees must complete the initial certifications, disclosures and reporting requirements under this policy as an individual, regardless of whether the information requested has been previously reported.

1. Brokerage Account Information Form

when completing the Brokerage Account Information Form, the employee must report all accounts, which are required to be reported under the policy, even if an account is already being reported by the spouse. For joint accounts, the employee should indicate which spouse would be the primary contact. The person who is listed as the primary contact for each account is responsible for ensuring that duplicate statements and confirmations are provided to the Compliance Department by the broker.

B. Quarterly reporting

both spouses must sign and date the Personal Securities
Transaction Report (Exhibit C). All documentation required of either spouse may be submitted in one package for both.

C. Annual Reporting

Annually, each spouse must sign and submit a separate Exhibit A certifies that each employee has read and will abide by the terms of the BOIA Personal Trading Policy.

The annual Personal Securities Holdings Disclosure (Exhibit B) and the Brokerage Account Information Form may be filled out jointly and must be signed by both spouses. For all brokerage accounts, the employees must indicate which spouse is the primary contact for purposes of this policy.

D. Preclearance & Trading

Spouses that are listed as the primary contact for accounts noted on the Brokerage Account Information Form will be looked to for compliance with this section of the policy.

E. Standard of Care

the highest standard of care with respect to this policy of either spouse shall be the standard of care required by both spouses. For example, if one spouse is a money manger and the other spouse is in marketing, both spouses will be held to the standard of care required of a money manager. This common standard of care also includes trading restrictions and penalties. Using the above example, normally an employee of the marketing department would be eligible for a first time "Oops" violation. However, if they are a spouse of an employee that is not eligible for an "Oops" violation, they are likewise not eligible.

F. Violations & Penalties

If there is found to be a violation of any portion of this policy in any reportable account(s), the violation will be counted against BOTH spouses. However, any monetary penalty associated with any violation will be enforced only against the spouse listed as the primary contact on the account in which it occurred. Please be advised that multiple violations that would constitute termination of employment under this policy may result in BOTH spouses being terminated.

Amended: August 2000

4.02 Employee Brokerage Accounts

          Banc One Investment Advisors Corporation / Compliance
Manual

Section 204-2(a)(12) of The Investment Advisers Act of 1940 requires Banc One Investment Advisors Corporation to maintain a record of every transaction in a security by an "advisory representative" in which a direct or indirect beneficial ownership is acquired. In order to comply with this regulation as well as section of The Investment Company Act of 1940, Investment Advisors requires each employee to complete an Outside Brokerage Account Form and report security transactions in affiliated (Banc One Securities Corporation, Banc One Capital Corporation, etc.) or non-affiliated brokerage accounts to the Compliance Department. Brokerage accounts include accounts of the employee, accounts of employee family members including spouse, minor children or adults living in the same household, accounts where the employee is named as trustee, or any account in which the employee exercises discretion (i.e. self-directed IRA's, custodial accounts). It is not necessary to report brokerage accounts which hold only unaffiliated mutual funds.

In order to meet the requirements set forth above, each employee must contact the broker/dealer and request that the broker/dealer, not the employee, send duplicate confirmations of each security transaction and copies of brokerage statements to the Compliance Department. The Compliance Officer will review employee statements, as needed, for compliance with requirements specified in other policies of Investment Advisors. Those accounts selected will be carefully reviewed for any transactions which appear to be exceptions to firm policy or regulations. The Compliance Officer must obtain a written explanation from the employee and must note any disciplinary action taken against the employee on the report.

Every employee will complete the Brokerage Account Information form at the time of their initial employment with Investment Advisors. In addition, on an annual basis, each employee will be required to update their Brokerage Account Form.
Employees will confirm previously reported accounts, provide information on new accounts and report the closing of any accounts. Employees should also contact the Compliance Department immediately upon opening or closing a brokerage account that was not reported at the time of their initial employment or during an annual account update.

The Compliance Officer must maintain the reviewed account statements in a separate file entitled, "Employee Account Review" in employee order. These files must be preserved for a continuous period of seven years.





Amended: August, 2000

BROKERAGE ACCOUNT INFORMATION
(New Employees)

Information must be provided for all brokerage accounts including those of the employee, the employees' immediate family members (spouse, children, adults living in the same household), accounts for which the employee acts as trustee, or any other type of account for which the employee exercises discretion (i.e. self-directed IRA's, custodial accounts). Accounts which hold only registered investment company securities do not need to be reported.

Broker              Account        Account        Relationship
Name                     Name                Number         to
BOIA Employee

_______________          _______________     _______________
_______________

_______________          _______________     _______________
_______________

_______________          _______________      _______________
_______________

_______________           _______________     _______________
_______________

_______________           _______________     _______________
_______________

_______________           _______________     _______________
_______________

_______________          _______________      _______________
_______________

_______________          _______________      _______________
_______________

_______________          _______________      _______________
_______________

_______________          _______________      _______________
_______________




Signature: ___________________________________________


Print Name: ___________________________________________


Date: ______________________

Amended: August, 2000

BROKERAGE ACCOUNT INFORMATION
(Annual Update)

Information must be provided for all brokerage accounts including those of the employee, the employees' immediate family members (spouse, children, adults living in the same household), accounts for which the employee acts as trustee, or any other type of account for which the employee exercises discretion (i.e. self-directed IRA's, custodial accounts). Accounts which hold only registered investment company securities do not need to be reported.

Existing Accounts

Broker                   Account        Account
Relationship
Name                     Name                Number         to
BOIA Employee

____________________     _______________     __________
_______________

____________________     _______________     __________
_______________

____________________     _______________     __________
_______________

____________________     _______________      __________
_______________

____________________     _______________      __________
_______________

Accounts Opened During the Past Year

Broker                   Account        Account
Relationship
Name                     Name                Number         to
BOIA Employee

____________________     _______________      __________
_______________

____________________     _______________      __________
_______________

____________________     _______________      __________
_______________

Accounts Closed During the Past Year

Broker                   Account        Account
Relationship
Name                     Name                Number         to
BOIA Employee

____________________     _______________      __________
_______________

____________________     _______________      __________
_______________

____________________     _______________      __________
_______________


Date:          _______________


Signature:     ___________________________________


Print Name:    ___________________________________

Amended: August, 2000

5.03 Insider Trading

     Banc One Investment Advisors Corporation/Compliance Manual

I. Background

Rule 10b-5 of the Securities Exchange Act of 1934, which prohibits manipulative and fraudulent practices in connection with the purchase or sale of a security, is the basis for the prohibition against insider trading. Any person who purchases or sells securities of a company while in possession of material nonpublic information with respect to that company or who communicates material nonpublic information to anyone who trades on such information is in violation of federal and state securities laws and may be subject to civil and/or criminal penalties.

What is Material Information?

"Material Information" is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have an effect on the price of a company's securities.
Examples of information that may be deemed material include, but are not limited to:

* merger, acquisition or divestiture proposals or agreements
* dividend increases or decreases
* earnings estimates or earnings results
* changes in previously released earnings information
* significant new products or discoveries
* extraordinary borrowing
* major litigation
* significant liquidity problems
* extraordinary management developments
* purchase or sale of a substantial asset
* information about significant changes in asset quality
* significant expansion or curtailment of operations
* information about a significant new business venture

What is Nonpublic Information?

Information is considered nonpublic until it has been effectively communicated to the marketplace. Such communication can be effected through a press release or by a public filing with a regulatory agency. For purposes of this policy, information will be considered to have been publicly disclosed forty-eight hours after (i) a public filing has been effected or (ii) the information has been released to the media by means of a press release.



II. Prohibitions

No director, officer, or employee of BOIA may trade in any security, either personally, or for or on behalf of others, including One Group and fiduciary accounts of Bank One Corporation and its affiliates, while in possession of material nonpublic information relating to such security, or communicate or disclose, in any manner, material nonpublic information to others in violation of a duty to keep it confidential.

In addition, all employees of BOIA are also subject to the Bank
One Corporation
("Bank One") policy on insider trading which contains additional restrictions on trading the securities of Bank One and other entities and guidelines for the handling of confidential information. Specifically, the policy prohibits the purchase or sale of options on, and "short sales" of, securities of Bank One and Bank One suppliers or candidates for acquisition. This policy does not prohibit the exercise of stock options granted under a Bank One stock option or similar Bank One plan.

A violation of one or more of these policies, laws, or regulations by an employee may result in the employee being placed on probation, otherwise disciplined, or terminated as an employee. Federal and state securities laws also impose severe civil and criminal penalties, including jail sentences, on individuals, companies, and others who violate the prohibitions on insider trading. Serious sanctions also could be imposed against the individual violator's supervisors, BOIA, and Bank One.

III. Insider Trading and Securities Fraud Enforcement Act of 1988

A. Background

On November 21, 1988, President Reagan signed into law the
Insider Trading and Securities Fraud Enforcement Act of 1988 (the
"Act"). The stated purpose of the Act is "to provide greater deterrence, detection, and punishment of violations of insider trading".

B. Civil Penalties

Under the Act, the SEC may sue any person (or any person who controls or supervises such person) who trades while in possession of "material nonpublic information" or who communicates or "tips" such information in violation of the Securities Exchange Act of 1934.

A court may impose a civil penalty of up to three (3) times the profit gained or loss avoided as a result of the unlawful trade or communication.

In addition, the Act authorizes the SEC to bring an action not only against the primary violator of the insider trading rules, but also against those controlling or supervising persons. The court may impose a civil penalty up to the greater of $1,000,000 or three (3) times the amount of profit gained or loss avoided.

C. Criminal Penalties

The Act sets the maximum jail term for willful violations of the Securities Exchange Act at ten (10) years. The Act also sets the maximum criminal fines at $1,000,000 for natural persons and $2,500,000 for non-natural persons.

D. Increased Supervision

The most significant aspects of the Act are that it imposes expansive liability upon so-called "Controlling Persons" of firms who fail to take adequate steps to prevent insider trading, and that it explicitly requires all broker-dealers and investment advisers to adopt, maintain, and enforce written policies and procedures to prevent the misuse of inside information.


Amended: August 1998

4.01 Conflicts of Interest and Business Ethics

               Banc One Investment Advisors
Corporation/Compliance Manual

I. Background

The nature of the investment advisory business requires that all employees of
Banc One Investment Advisors meet special requirements for integrity and ethical standards. Banc One Investment Advisors is governed by the BANC ONE CORPORATION Code of Ethics which has been reproduced and is included and incorporated as a part of this policy. Specific questions or situations regarding the BANC ONE Code of Ethics or Compliance Policy 4.01 should be brought to the attention of the President and Chief Executive Officer.


II. Conflict of Interest

As an employee of an investment adviser registered under The
Investment Advisers
Act of 1940, you may not use your position, influence, confidential information or company assets for personal gain. The following activities are prohibited:

A. A direct or indirect financial interest including joint ventures, in or with a supplier, client or prospective client without disclosure and approval of the
President and Chief Executive Officer.

B. Personal investments in a clients' or suppliers' business unless the stock is traded on a recognized major stock exchange.

C. Receiving preferential treatment from clients, suppliers or prospective clients because of your position with the organization.

D. Selling or leasing goods or services to a Bank One member organization.

E. Receiving discounts on personal purchases from suppliers or clients because of business relationships with a Bank One member organization.

F. Giving preferential treatment to a client, supplier or prospective client because of any favor, gratuity or outside business relationship.

III. Personal Conduct

Banc One Investment Advisor employees are expected to maintain the highest ethical standards in dealing with clients and employees.




IV. Personal Finances

Banc One Investment Advisor employees are expected to maintain their personal finances in a prudent manner. The following activities are prohibited:

A. Borrowing from clients other than lending institutions.


V. Confidential Information

Employees may use confidential information only in the course of the employer's business. Confidential information includes financial, personnel and personal information on clients, suppliers, prospective clients, and employees or applicants. In no event may confidential information be shared or made available to individuals outside the employer without management approval.

VI. Outside Employment

Employment with outside firms is permitted only by:

A. Prior written request and approval from the President and Chief Executive
Officer.

B. Does not interfere with work assignments or performance.

C. Will not involve the possibility of adverse publicity to Banc
One Investment Advisors or any Bank One member organization.

D. Is not with a competitor, supplier or client.

E. Does not imply sponsorship by BANC ONE or an affiliate.

F. Does not involve serving as director, officer, management or consultant unless approved by President and Chief Executive Officer.


VII. Reporting and Disclosure

Should any employee become personally involved in any situation which appears to violate the intent of this policy, they should immediately advise their supervisor who should notify the President and Chief Executive Officer as soon as possible. If any employee is aware of situations among fellow employees that appear to violate these policies, they are under an obligation to report the situation to their supervisor immediately who should report the matter to the President and Chief Executive Officer.


VIII. Employees Personal Securities Transactions

The personal securities transactions of employee of Investment Advisers must be done in compliance with Policy 4.05. In addition, all employees must provide information regarding personal securities transactions in accordance with Policy
4.02. No employee is permitted to participate in an investment club.

IX. The Investment Company Act of 1940

In addition to the prohibitions listed above, is unlawful for employees of Banc
One Investment Advisors, as the investment adviser to The One
Group funds (a
registered investment company) to:

A. employ any device, scheme or artifice to defraud The One
Group;
B. make to One Group any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statement made, in light of the circumstance under which they are made not misleading;
C. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon The One Group; or
D. To engage in any manipulative practice with respect to The One
Group.



Amended:  March, 1994



BANC ONE CORPORATION
Code of Ethics

Introduction

Earning the trust and confidence of our customers, investors, and fellow employees is a responsibility each of us shares. That means every director, officer, and employee has an obligation to comply with our Code of Ethics and with laws and regulations which apply to us and our industry.

The Code of Ethics is a set of general principles, and, therefore, must be used together with your good judgment.

If ever you are unsure about whether you are properly following the Code, or if a rule is unclear or ambiguous, you are urged to consult with your management, or with the executive management of BANC ONE CORPORATION.

Take responsibility for making sure those around you follow the Code of Ethics, too. If you believe a director, fellow employee, or manager is violating the Code, you must report it. Discuss it with your manager, or with an executive officer or director. Doing so should not be considered an act of disloyalty, but an action which shows your sense of responsibility and fairness to other employees, our customers and shareholders. You also help safeguard the reputation and the assets of BANC ONE.

Reporting violations of the Code is also necessary because in some cases, failure to report an illegal act by another person is itself a criminal act for which you could be prosecuted.

When "BANC ONE" is referred to in the Code

When you read the Code, you will see "BANC ONE" referred to frequently. Unless otherwise indicated, it always refers to BANC ONE CORPORATION, the holding company, as well as all state holding companies. You will also see the term "CEO" used frequently. It stands for "chief executive officer" and refers to either the CEO of the Corporation, or the CEO of the BANC ONE company you work for.

If you are the CEO of a BANC ONE company, note that any approvals discussed in the Code must then come from your Board of Directors or from the BANC ONE executive officer to whom you report.







Topics You'll Find in the Code of Ethics

* Conflict of Interest
* Holding Another Job Outside BANC ONE
* Using Bank Property
* Stealing or Breaking the Law
* Confidentiality
* Involvement in the Community and Politics
* Managing Your Personal Finances
* Rules About Borrowing and Lending
* Your Personal Conduct


I. "Conflict of Interest" and How to Avoid It

A "conflict of interest" occurs in any situation in which you aren't able to remain impartial or maintain objectivity in choosing between the interests of your company and the interests of yourself or others.

A conflict of interest also takes place when you or a member of your immediate family can benefit, directly or indirectly, from a relationship with a supplier, a customer, a competitor, or other person or company who deals with BANC ONE.

You must manage your personal and business affairs to avoid conflicts of interest, or even the appearance of a conflict.

If you become involved in a situation which might cause a conflict, or even the appearance of a conflict, immediately tell you manager or an appropriate member of BANC ONE management. In many cases, just disclosing the situation alone many eliminate the conflict.

Examples of Conflict of Interest

A. Gifts of Special Treatment from Customers of Suppliers

By law, you are not allowed to ask for or receive "anything of value" from a customer, supplier, director, fellow employee, other person or company, if the intention is to influence or reward any business decision or transaction involving BANC ONE.

A "business transaction" includes awarding business to a supplier, extensions of credit, underwriting transactions, investment advice, trust matters, checking accounts, and any other transactions involving customers and suppliers. And the rules apply to both before and after a particular transaction is discussed or completed.


It's important to remember that the Bank Bribery Act applies to both the person who received the thing of value, as well as to the person who offers it. A violation of the Bank Bribery Act can result in substantial penalties, fines and/or imprisonment.

Don't accept "anything of value"

The definition of "anything of value" includes (but isn't limited to) lavish or expensive gifts, including the use of vacation homes, hunting lodges, villas, hotel accommodations, airplane fares or any other travel expenses.

This includes expenses in connection with a trip to evaluate a potential customer transaction with BANC ONE or to select a supplier for BANC ONE. These expenses should never be accepted unless there is prior written approval from your CEO or other designated source of approval.

Gifts of cash in any amount are not permitted.

But the most important rule of thumb about gifts is: Always decline any gift (regardless of value) for you or your family if it appears to, or is intended to, influence decisions you make for BANC ONE.

There are some types of gifts, favors or entertainment which you
MAY accept under certain circumstances, including but not limited to (these are examples):

1. Meals and other entertainment: You may occasionally accept meals, refreshments, and other entertainment from a supplier, customer, attorney, or vendor if they are of reasonable value and the purpose of the meeting is to discuss business matters.

Entertainment of reasonable value (like attending a local football game) is also acceptable if it is a normal business practice generally offered to other customers, suppliers or vendors.

2. "Nominal" gifts: You may occasionally accept small gifts or favors of nominal value offered as advertising or promotional material (e.g., pens, pencils, note pads, calendars, food). But remember, it isn't acceptable to take a gift or favor even of nominal value if it is in direct relationship with a business decision or transaction, and the gift is used to exert special influence over you. And, gifts of nominal value are not allowed if they are given on a regular basis. Over time, that would qualify as "lavish and expensive." If you receive a gift and are unsure if it qualifies as one of "nominal value," immediately consult with your senior management official since circumstances vary.

3. Personal gifts: You may accept gifts of nominal value when they are related to recognized special occasions such as a graduation, promotion, new job, wedding, retirement, or a holiday.


If a gift is given based on an obvious family or close personal relationship and is unrelated to the business involved between the individuals, this is also acceptable.

4. Gifts rewarding service or accomplishment: If you receive a gift from a civic, charitable, or religious organization specifically because of your service or accomplishment, you may accept it.

5. Discounts or rebates: You may take advantage of any discount on banking services or products if they are the standard discounts offered to all employees (except better loan terms for directors and executive officers - see "Better loan terms" below). You may also accept discounts or rebates on merchandise or services you buy for yourself from a customer or supplier only if they are the same as those offered to other customers or suppliers.

On a case-by-case basis, BANC ONE may approve other circumstances that aren't addressed above. But approval of those situations will usually be required in writing.

Report it when you get an improper gift

If someone send you a gift which doesn't comply with the rules stated here, and you were not able to decline it personally, report it to your senior management or CEO for direction about what to do with it.

B. Preferential Treatment in Transactions

It is a conflict of interest if, in making banking or business decisions for the company, you favor the interests of certain customers, suppliers or fellow employees over what would be standard practice or accepted policy for the general public.

For instance, if you cash a check for a friend without following the normal procedures required for that transaction, you have created a conflict of interest. Of course, extra efforts to provide superior service for customers are encouraged, as long as your efforts fall within standard personnel or banking policies.

This prohibition includes special treatment for yourself, your family members, or close friends. In fact, you are not permitted to handle your own or your family's business or personal matters as a BANC ONE representative. In those cases, an unrelated officer or employee (but not a subordinate) must handle these matters.

Here are some other examples of conflicts involving "preferential treatment" you should avoid:

1. Better loan terms: Directors and executive officers of BANC ONE CORPORATION, its state holding companies, and its banks, may not receive preferential interest rates, terms, or waived fees on any kind of extension of credit from any BANC ONE bank. This includes credit cards. Other employees may receive better loan terms, but only if they're the standard discounts offered to all employees.

2. Personal involvement in a business deal: You can only be a supplier or get involved in buying or leasing real estate or personal property which involves BANC ONE (if, for instance, BANC ONE owns it, leases or finances it) if the following applies: (a) the transaction complies with the law, especially laws about insiders (b) terms of the transaction aren't more favorable than those available to the general public, and (c) the entire transaction has been disclosed to and approved by your CEO or other designated source of approval.

3. Special treatment because you know someone: You cannot give special treatment to a director, fellow employee, customer, or supplier because of your personal relationship with that individual.

C. Taking Business Opportunities

It is a conflict of interest if you take for yourself a business opportunity which belongs to BANC ONE.

These opportunities rightfully belong to the company when the company has pursued the opportunity, when it's been offered to BANC ONE, when it's the kind of business BANC ONE competes in, when BANC ONE has funded it, or when BANC ONE has devoted facilities or personnel to develop it.

For instance, if, as an employee, you helped develop a training program or software package, then started a small business to sell those services to other companies outside BANC ONE, you would be taking a business opportunity belonging to BANC ONE.

These opportunities must not be taken by a director, officer or employee.

D. Giving Tax or Legal Advice

Giving tax, legal or certain kinds of financial advice often presents a conflict of interest. In addition, federal laws prohibit us from giving some types of advice. Yet many employees are often asked by their customers for these services.

You should avoid giving advice unless it is an inherent part of your job, such as the financial counseling a commercial lender or trust officer would engage in. And generally, you should not give tax advice or financial advice which you aren't both qualified and authorized to provide. Only employees specifically licensed or otherwise authorized should give advice about registered securities within the limits of industry regulations.

When you need to refer a customer to an attorney, tax expert, accountant, stockbroker, real estate or insurance agent, be sure you furnish a bank-authorized list of several individuals. This avoids the appearance of favoritism or potential influence over the decisions of customers.

Remember the basic rule of conflict of interest. You should not personally benefit (or appear to benefit) from a referral.

E. Receiving a Bequest or Acting as a Fiduciary

In order to prevent the appearance of conflicts, you should generally not agree to serve as an executor, trustee, personal trust advisor, guardian or other position for anyone except a member of your immediate family. If you aren't sure if a particular situation presents a conflict of interest, get clarification from you senior management since serving in this capacity requires prior written approval of the CEO or other designated source of approval.

Also, employees are not allowed to receive any bequests from a BANC ONE customer or supplier. In this situation, you must take whatever legal steps necessary to renounce any bequest you may receive of this kind. Again, this is to avoid the appearance of a conflict of interest.

Exceptions must have written approval of the CEO or other designated source of approval. Even in these cases, you will only be given approval if it is clear that the bequest resulted from a close personal relationship unrelated to your employment with BANC ONE.

II. Holding Another Job Outside Banc One

Yes, you can have another job or own a business outside BANC ONE. But full-time employees must get prior written approval from their senior manager, CEO, or Board of Directors to do so. Since it is common for many part-time employees to have an additional job, it is more practical for those employees to get approval from their direct supervisors. But in both cases, the following issues are considered before approval is given:

* Is there a conflict of interest?
* Will it adversely affect BANC ONE?
* Is the business relationship in direct competition with the company?
* Will the job interfere with the time and attention the employee must devote to his or her job at BANC ONE?
* Will corporate property or equipment, or use of proprietary information (such as mailing lists, business information, or computer systems) be involved?

A "yes" answer to any of these questions means you should not accept the second job.




III. Using Bank Property for Your Personal Use

You cannot use corporate property for personal benefit without prior written approval from your senior management, CEO or Board of Directors. An example is using bank facilities, personnel and postage to reproduce flyers for a college reunion, or taking a bank camera on a personal vacation.

If club membership fees or dues are paid by BANC ONE, you must pay for the cost of the personal (not business) use of the club.
Expenses cannot be charged to BANC ONE unless they are for BANC
ONE business purposes.

IV. The Consequences of Stealing or Breaking the Law

As a BANC ONE director or employee, you must comply with all laws and regulations, including those specific to our industry. You could lose your job or face consequences for violation of laws.

If you specifically violate and applicable banking industry laws
(such as check-kiting, embezzlement, accepting or making fraudulent statements, making fictitious loans), you will lose your job and, in many cases, suffer the consequences of criminal prosecution.

In fact, numerous federal and state laws make it a crime to defraud or steal from a BANC ONE bank or other company. This could result in substantial fines and many years of imprisonment.

Among other things, these laws prohibit:

Taking any money, funds, credits, assets, securities, software, or other property from the bank, including embezzlement or misappropriation of funds
Taking gifts, favorable treatment, bribes, or anything of value in conjunction with general business decisions or banking transactions
3. Making false entries in accounting records, reports, financial statement or other documents

V. Your Obligation to Keep Things Confidential

It is your responsibility to safeguard information you have about
BANC ONE, its customers, suppliers, shareholders, and employees.

Examples of this kind of information include knowledge of a financial condition of a company or a person, the status or prospect of a business deal which might take place, or even the fact that an individual does business with BANC ONE. It might also include internal correspondence, computer passwords, codes or software, and reports written by regulatory agencies.

This kind of proprietary (BANC ONE-owned or controlled) information must not be released to any on outside BANC ONE who doesn't need to have the information in order to perform his or her duties.

"Insider" information - what is it?

Some kinds of confidential information are called "insider information." If you improperly use or share "insider information," you are breaking the law.

Insider information is the kind of information which could affect the judgment of investors who might buy, sell, or hold BANC ONE stock or the stock of another company. Insider information is also that which can influence the market price of the stock.

Some examples include: information about potential acquisitions, earnings estimates, dividend increases or decreases, expected competitive advantages, upcoming litigation, extraordinary management changes, or other activities.

The rule against giving out insider information also extends to information you may have about other companies, loans, investments, or trust and asset management activities. For that reason, trust or asset management personnel can't have access to the credit files of BANC ONE companies which make loans and leases, or even discuss these activities with other employees serving those customers.

Avoid an "insider" conflict if you buy stock

To avoid even the appearance of impropriety, it's best for employees who plan to purchase BANC ONE stock or securities (especially those with access to insider information) to wait to make those purchases until after the market has had enough time to react to the release of annual or quarterly financial reports.

But employees can buy stock on a regular basis through the Employee Stock Purchase Plan or dividend reinvestment program without concern for timing those purchases.

In general, all employees and directors should be extremely careful about discussing any of the company's activities with outsiders, especially with shareholders and other who do not have a right to that information before it's made available to the general public. This extends to any insider information you may have about other companies' activities as a result of serving as that customer's lender, trust officer, investment banker, etc.

VI. Your Involvement in the Community, Politics, and Other
Business

Your participation in community and political activities outside specific BANC ONE projects or activities is encouraged as long as your involvement meets certain criteria:

* your involvement must be undertaken in a legal manner, in accordance with public policy
* it can't interfere with your ability to do your job with BANC
ONE* your involvement must be such that you do not appear to represent or make decisions on behalf of BANC ONE

Running for office

You can run for an elected political office, or accept an appointment to a federal, state, or local government office with the written approval of the CEO of your BANC ONE company or Board of Directors. If the position is at the federal or state level, you also need approval from the CEO of BANC ONE CORPORATION. One criteria for approval is determination if running or holding office would interfere with your ability to do your job with BANC ONE.

Other appointments which require that you get prior written approval from the CEO or Board of Directors include:

1. Corporate directorships, election or appointment to commissions and boards or other organizations

2. A position involving a regional or state-level corporation, public body or business enterprise, or one outside the immediate county or trade area of the BANC ONE you work for.

Unless you've been asked by your BANC ONE company to serve in any of these positions because of your employment at BANC ONE, you won't be "indemnified" (meaning legally protected) by BANC ONE for any liability or costs which result from the elected or appointed position.

Political contributions

You are encouraged, if you wish, to become involved in the election of qualified candidates for political office.

But the Code of Ethics and federal law don't permit using corporate funds, property, or resources for running political campaigns or raising campaign funds.

That's why BANC ONE isn't permitted to give money, goods, special services, or other resources to political parties or candidates, except to coordinate the activities and administrative needs of its Political Action Committee (PAC).

Loans to candidates or parties aren't permitted either, except when they are made in the ordinary course of business and follow federal and state laws.

VII. Managing Your Personal Finances Ethically

You should always make sure that your personal finances are handled responsibly. For example, you must avoid overdrafts, late payment of your bills, misuse of your bank accounts, kiting checks, or involvement in risky or speculative transactions which could jeopardize your financial situation.

There are also some special guidelines for investing in other businesses. As an employee, unless you have prior written
permission from your CEO, you can't invest directly or indirectly in ....

* the stock or business of a competitor, supplier or customer unless that company's shares are publicly traded on a stock exchange or in the over-the-counter market
* a company, business or other investment opportunity made available to you by a customer or supplier of BANC ONE
* any company or business where your ownership would be 10% or more

VIII. Rules about Borrowing and Lending Money

Borrowing is an essential function of our company. But as a director or employee, you must be careful how you conduct personal borrowing or lending activities. Following the guidelines here will prevent conflicts of interest, as well as make sure you do not break federal law.

1. Employees and directors should not borrow from a BANC ONE customer or borrow personally from each other. You also should not co-sign, endorse or assume liability for borrowings of any customer (except if it's a member of your family, such as co-signing your daughter's student loan).

The exception is when a loan from a BANC ONE customer is a normal credit purchase made on terms which are not preferential. For instance, if the owner of a retail appliance store is a Bank One customer and you purchase a television there, you could finance the television just as any other customer would be permitted to do.

Borrowing from family members is considered a personal matter and isn't covered by the Code.

2. Directors and executive officers of BANC ONE CORPORATION, its banks and its state holding companies, are subject to limitations of Regulation "O". Those directors and executive officers, as well as any lending officers making loans to them, are responsible for understanding and complying with Regulation "O". This is a federal regulation which covers lending to directors, executive officers, and their businesses or other interests.

You can get specific information about Regulation "O" form BANC
ONE legal counsel, your chief credit officer, or the BANC ONE compliance staff.

3. As described in the Conflict of Interest section, directors and executive officers are not permitted to receive preferential interest rates, terms, or waived fees on any kind of loan, including credit cards, from a Bank One bank.


IX. Conducting Yourself On and Off the Job

Your personal conduct, on and off the job, should always reflect favorably both on yourself and the company.

In general, your personal and financial affairs should:

* respect the personal and property rights of others
* comply with the personnel policies of your specific BANC ONE company which are explained in the company personnel manual. This includes use, possession or sale of alcohol or illegal drugs, your personal appearance, and your conduct when dealing with fellow employees, customers, and suppliers
* not present a conflict of interest with another employee that would limit your authority or credibility as a manager
* not limit your ability to perform your job, limit teamwork with co-workers, or limit the willingness of customers to do business with you

Ethical personal conduct also involves a spirit of fairness. So as a BANC ONE employee or director, you should not make derogatory remarks or engage in negative behavior with respect to competitors, customers or suppliers.

Make the workplace free from offense of discrimination

Ethical personal conduct, on and off the job, also means you should not discriminate in any way on the basis of race, color, religion, sex, age, national origin, veteran status, handicap, marital status, disability, sexual orientation, or any other bias prohibited by federal, state or local law.

In addition, an employee should not engage in any form of harassment. Harassment has the intent or effect of creating an intimidating, hostile or offensive work environment. It can include verbal, nonverbal, or physical gestures or abuse.

An example of harassment is sexual harassment. Sexual harassment can include unwanted physical touching, brushing or rubbing, or physical assault. It's also important to understand that many kinds of non-physical behavior sometimes thought to be harmless can actually constitute sexual harassment. Examples include suggestive comments of a sexual nature, sexual innuendo, propositions, sexual jokes, whistling, or obscene gestures.

Good judgment dictates that you must avoid risks and complications which arise from becoming involved in intimate relationships with other employees.

It is especially important; in fact, it is mandatory that those relationships be avoided between supervisors and subordinates. This prevents the appearance or presence of sexual harassment which may evolve from these relationships, as well as actual or perceived favoritism between the supervisor and subordinate.

In general, illegal discrimination and harassment of any kind can cause you to lose your job.

Therefore, every employee has an ethical obligation to refrain from these activities. BANC ONE should always be maintained as a business environment free from illegal discrimination, sexual harassment, or other kinds of intimidating or offensive behavior.

Reporting Harassment

You should report incidents of sexual or other harassment as soon as possible to your personnel director, employee relations area, or other senior officer within BANC ONE.

Your report will be investigated with confidentiality and you will be protected from retaliation.

Specifics about the policy and the handling of complaints are spelled out in the Personnel Policy Manual.

Where to Go With A Question or Concern

This Code of Ethics is only intended to be a set of general principals. It's always best to ask when you aren't sure or when you have a question about interpreting the Code.

Start with your senior manager or Human Resources/Personnel manager. Or consult with your legal department, compliance department, or executive management.

Who Administers the Code?

If you need an explanation or you want to know if a provision of the Code applies to a particular situation, contact your Human
Resources or Personnel manager.

If an interpretation or special clarification of this Code is needed, consult the General Counsel of BANC ONE CORPORATION in Columbus, Ohio or the General Counsel of your state holding company. The General Counsel of BANC ONE CORPORATION is responsible for overseeing the Code, including issuing revisions, guidelines, interpretations, or other materials.

Any significant events or issues surrounding the Code are to be reported to the Board of Directors by the CEO of BANC ONE
CORPORATION. Amendments to this Code must be approved by the BANC
ONE CORPORATION Board of Directors.